BUILDING MATERIALS HOLDING CORPORATION
Index to Financial Statements

Unaudited Financial Statements as of September 30, 2015 and December 31, 2014 and for the three and nine months ended September 30, 2015 and 2014:

Building Materials Holding Corporation
Consolidated Statements of Operations
(unaudited)
(thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales
Building products	$296,956	$254,739	$767,234	$712,541
Construction services	119,515	103,575	299,350	287,109
	416,471	358,314	1,066,584	999,650
Cost of sales
Building products	222,289	190,749	574,720	538,567
Construction services	97,081	85,923	244,248	238,131
	319,370	276,672	818,968	776,698
Gross profit	97,101	81,642	247,616	222,952

Selling, general and administrative expenses	76,436	59,519	206,800	172,003
Depreciation expense	3,549	2,948	10,255	8,387
Amortization expense	735	—	999	—
Merger and integration costs	998	—	4,040	—
Impairment of assets	82	—	82	134

Income from operations	15,301	19,175	25,440	42,428

Interest expense	(7,038)	(6,839)	(20,498)	(20,195)
Other (loss) income	(48)	131	968	1,040

Income before income taxes	8,215	12,467	5,910	23,273

Income tax (expense) benefit	(4,168)	(4,935)	(3,299)	66,809

Net income	$4,047	$7,532	$2,611	$90,082
The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Building Materials Holding Corporation
Consolidated Balance Sheets
(unaudited)
(thousands, except share data)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$3,492	$63,262
Restricted cash	15,097	36,106
Receivables, net of allowances of $3,540 and $2,020	204,292	133,800
Inventory	130,911	104,538
Unbilled receivables	13,350	7,623
Income taxes receivable	8,494	6,010
Deferred income taxes	7,033	8,729
Prepaid expenses and other current assets	8,414	6,756
Current assets	391,083	366,824

Property and equipment, net of accumulated depreciation	165,963	140,435
Deferred financing costs	7,334	8,243
Deferred income taxes	54,781	61,763
Other intangibles, net of accumulated amortization	51,151	—
Goodwill	53,934	1,137
Other long-term assets	15,752	10,110
Total assets	$739,998	$588,512

Liabilities and Shareholders' Equity
Accounts payable	$74,371	$49,108
Accrued compensation	28,812	19,780
Billings in excess of costs and estimated earnings	10,879	7,470
Interest payable	978	6,713
Current portion:
Long-term debt and obligations under equipment leases	7,417	7,546
Insurance deductible reserves	15,727	14,320
Other accrued liabilities	27,517	17,576
Current liabilities	165,701	122,513

Insurance deductible reserves	26,199	24,337
Long-term debt	358,881	255,288
Obligations under equipment leases	5,074	7,274
Other long-term liabilities	394	22

Commitments and contingent liabilities

Shareholders' Equity
Common shares, $0.001 par value: 200 million authorized, 75.6 and 75.4 million issued and 74.8 and 74.5 million outstanding	76	75
Treasury shares	(3,234)	(2,653)
Additional paid-in capital	177,163	174,523
Retained earnings	9,744	7,133
Shareholders' equity	183,749	179,078
Total liabilities and shareholders' equity	$739,998	$588,512

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Building Materials Holding Corporation
Consolidated Statements of Cash Flows
(unaudited)
(thousands)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$2,611	$90,082
Items in net income not providing (using) cash:
Depreciation and amortization	14,835	11,297
Deferred financing cost amortization	1,796	1,708
Original issue discount amortization	183	195
Gain on sale of assets, net	(520)	(603)
Impairment of assets	82	134
Share-based compensation	2,470	2,600
Deferred income taxes	3,799	(76,247)
Changes in working capital, net of effects of acquisitions	(30,548)	(24,590)
Long-term insurance deductible reserves	1,862	1,376
Other long-term assets and liabilities	(5,639)	(74)
Cash flows (used) provided by operating activities	(9,069)	5,878

Investing activities
Decrease in restricted cash	21,009	10,332
Purchases of property and equipment	(20,752)	(20,176)
Acquisition of businesses, net of cash acquired	(149,661)	—
Proceeds from dispositions of property and equipment	2,439	1,657
Other, net	239	(19)
Cash flows used by investing activities	(146,726)	(8,206)

Financing activities
Borrowings under Revolver	120,500	—
Repayments under Revolver	(15,000)	—
Payments on obligations under equipment leases	(3,140)	(2,734)
Borrowings under other notes	2,491	7,923
Principal payments on other notes	(4,679)	(4,705)
Deferred financing costs	(887)	(10)
(Decrease) increase in book overdrafts	(2,850)	121
Purchase of treasury shares	(775)	(1,164)
Tax benefit for restricted shares	365	810
Cash flows provided by financing activities	96,025	241

Decrease in cash and cash equivalents	(59,770)	(2,087)

Cash and cash equivalents, beginning of period	63,262	49,216
Cash and cash equivalents, end of period	$3,492	$47,129

Supplemental disclosure of cash flow information
Cash paid for interest	$24,193	$23,806
Cash paid for income taxes, net of refunds	$1,589	$9,064

Supplemental disclosure of non-cash investing
Purchases of property and equipment under equipment leases	$909	$2,569
The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of operations

Building Materials Holding Corporation, a Delaware corporation (“BMC”), is one of the nation’s leading providers of lumber and building materials, doors and millwork, trusses and components and construction services for professional homebuilders and contractors. BMC is privately owned and headquartered in Atlanta, Georgia. BMC employs approximately 6,500 people and operates in 12 states primarily in the western and southeastern United States and Texas. BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, based on National Association of Home Builders (NAHB) building permit activity data for the nine months ended September 30, 2015.

Principles of consolidation

These unaudited consolidated financial statements include BMC’s accounts and subsidiaries. All significant intercompany balances and transactions are eliminated.

Basis of presentation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). BMC’s interim results are not necessarily indicative of results that may be expected for the full year due to, among other things, the seasonal nature of BMC’s business. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes included in BMC’s 2014 Annual Report.

These unaudited consolidated financial statements have not been audited by BMC’s independent auditors. However, in the opinion of management, all adjustments, including those of a normal and recurring nature, necessary to present fairly the results for the periods have been included. The preparation of these unaudited consolidated financial statements requires estimates and assumptions. Actual results may differ from those estimates.

The consolidated balance sheet as of December 31, 2014 has been derived from the audited consolidated financial statements as of that date, however, certain information and disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted.

For a description of BMC’s significant accounting policies, see Note 2, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements in Item 8 of BMC’s 2014 Annual Report.

Construction services

Revenue recognized using the percentage-of-completion method for both the three and nine months ended September 30, 2015 and September 30, 2014 represented 91% and 94%, respectively, of the total revenue for construction services for each of the respective periods.

Estimated losses on uncompleted contracts and changes in contract estimates

The reserve for these estimated losses was $0.2 million at September 30, 2015 and $0.1 million at September 30, 2014. The activity for the three and nine months ended September 30, 2015 and September 30, 2014, respectively, was not significant.

Shipping and handling

Shipping and handling costs for building products are included as a component of selling, general and administrative expenses and were $21.7 million for the three months ended September 30, 2015 and $16.2 million for the three months ended September 30, 2014. Additionally, shipping and handling costs were $53.9 million for the nine months ended September 30, 2015 and $45.2 million for the nine months ended September 30, 2014.

Property and equipment

Property and equipment is net of accumulated depreciation of $76.9 million and $65.3 million as of September 30, 2015 and December 31, 2014, respectively.

Reclassifications

Certain amounts previously reported have been reclassified to simplify presentation. These reclassifications did not affect previously reported results of operations, financial position, or cash flows.

New and recently adopted accounting principles

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers. This accounting principle requires revenue to be recognized based on the performance obligations in the contract with the customer. This accounting principle also requires quantitative disclosure of contracts by categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors and qualitative disclosures regarding transaction prices allocated to remaining performance obligations and their timing. For public entities, this accounting principle is effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. For all other entities, this accounting principle will be effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early application will be permitted for all entities, but not before annual periods beginning after December 15, 2016.

The standard permits the use of either the retrospective or cumulative effect transition method. BMC has not selected a transition method and BMC is evaluating the changes this accounting principle will have on its results of operations, financial position or cash flows.

In April 2015, the FASB issued Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs. This accounting principle requires debt issuance costs be presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. For public entities, this accounting principle is effective for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015. For all other entities, this guidance is effective for accounting periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. BMC has chosen to adopt this accounting principle for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015.

In April 2015, the FASB issued Accounting Standards Update No. 2015-05, Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. This accounting principle provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer's accounting for service contracts. The guidance is effective for annual and interim periods beginning after December 15, 2015. For all other entities, the standard is effective for annual periods beginning after December 15, 2015, and interim periods in fiscal years beginning after December 15, 2016. Early adoption is permitted for all entities.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Measurement of Inventory (ASU 2015-11). ASU 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value for entities that measure inventory using a method other than last-in, first-out (LIFO) or the retail inventory method (e.g., first-in, first-out (FIFO), average cost). The ASU 2015-11 also eliminates the requirement for these entities to consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. For public entities, this accounting principle is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual reporting periods. For all other entities, this guidance is effective for annual and interim reporting periods beginning after December 15, 2016, and interim periods beginning after December 15, 2017. Early adoption is permitted. BMC is evaluating the changes this accounting principle will have on its results of operations, financial position or cash flows.

In August 2015, the FASB issued Accounting Standards Update No. 2015-15, Interest - Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (“ASU 2015-15”). ASU 2015-15 clarifies the treatment of debt issuance costs for line-of-credit arrangements, which was not addressed in Accounting Standards Update

2015-03, Simplifying the Presentation of Debt Issuance Costs. ASU 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings under the line-of-credit arrangement. ASU 2015-15 is effective for the public business entities for the fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. It is effective for all other entities for fiscal years beginning after December 15, 2015, and interim periods within fiscal years after December 15, 2016. Early adoption is permitted for all entities for financial statements that have not been previously issued. BMC is evaluating the impact of the standard on its financial statements.

In September 2015, the FASB issued Accounting Standards Update 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. This update requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period, in the reporting period in which the adjustment amounts are determined. The amendments in this update also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This update is effective for all public companies for annual and interim periods beginning after December 15, 2015. For all other entities, the update is effective for annual periods beginning December 15, 2016, and interim periods beginning after December 15, 2017. Early adoption is permitted if financial statements have not been issued. BMC will be adopting this update for annual and interim periods beginning after December 15, 2015.

Other new accounting and disclosure requirements have been issued by accounting authorities; however, these requirements are not applicable to these financial statements. There have been no recently adopted accounting or disclosure requirements and, as a result, there has been no impact on BMC’s results of operations, financial position or cash flows.

Subsequent events

In addition, BMC has evaluated events and transactions subsequent to September 30, 2015 through November 18, 2015, the date these consolidated financial statements were issued.

2. Merger Agreement with Stock Building Supply Holdings, Inc.
On June 2, 2015, BMC and Stock Building Supply Holdings, Inc., a Delaware corporation (“SBS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which BMC, subject to certain conditions, will be merged with and into SBS, with SBS surviving the merger (the “Merger”).

Under the terms of the Merger Agreement, which has been unanimously approved by the board of directors of each company, BMC stockholders will receive 0.5231 newly issued SBS shares for each BMC share. Upon the closing of the transaction, BMC stockholders will own approximately 60% of the merged entity, with stockholders of SBS immediately prior to the closing of the Merger owning approximately 40%. The transaction is structured to be tax-free to the stockholders of both companies, and is expected to close in the fourth quarter of 2015, subject to approval by the stockholders of SBS and BMC.

The Merger Agreement contains customary representations and warranties from both SBS and BMC, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the effective time of the Merger. In addition, SBS and BMC have made customary non-solicitation covenants prohibiting each from: (i) soliciting, providing non-public information or engaging or participating in any discussions or negotiations concerning proposals relating to alternative business combination transactions, or (ii) entering into an acquisition agreement in connection with such an alternative business combination transaction, in each case, except as permitted under the Merger Agreement.

The Merger Agreement contains certain termination rights for SBS and BMC, including in the event that: (i) the Merger is not consummated on or before December 31, 2015, (ii) the approval of the stockholders of SBS is not obtained at a stockholder meeting, (iii) the approval of the stockholders of BMC is not obtained pursuant to written consent, (iv) the other party’s board of directors changes its recommendation to its stockholders due to an intervening event, or (v) either SBS or BMC terminates the Merger Agreement to enter into a binding agreement providing for a superior alternative transaction. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including in connection with a change in the recommendation of the board of directors of SBS or BMC or a termination of the Merger Agreement by SBS or BMC to enter into a binding agreement providing for a superior alternative transaction, SBS or BMC, as the case may be, will pay to the other party a termination fee. The termination fee payable by SBS equals $15.7 million in cash. The termination fee payable by BMC equals $23.6 million in cash.

BMC incurred merger and integration costs of $1.0 million and $4.0 million for the three and nine months ended September 30, 2015, respectively.

3. Acquisitions
BMC allocates the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition. The market approach, which indicates value based on available market pricing for comparable assets, is utilized to estimate the fair value of inventory and property and equipment. The income approach, which indicates value based on the present value of future cash flows, is primarily used to value the intangible assets. The cost approach, which estimates values by determining the current cost of replacing an asset with another of equivalent utility, is used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset.

VNS Corporation (VNS)

On May 1, 2015, BMC completed the acquisition of Vidalia, Georgia-based VNS Corporation (“VNS”), enabling BMC to expand its product offerings into the southeastern United States. BMC funded the transaction through the use of available cash and borrowings under the Revolver. The preliminary purchase price was $47.0 million, net of $2.3 million of acquired cash. The acquisition was accounted for using the acquisition method of accounting under ASC 805, Business Combinations (ASC 805).

The preliminary allocation of fair value to assets and liabilities acquired on May 1, 2015 was as follows (thousands):

Cash	$2,344
Receivables	19,594
Inventory	10,665
Deferred income taxes	217
Prepaid and other current assets	917
Current assets	$33,737

Property and equipment, net	11,668
Other intangibles	12,450
Goodwill	7,837
Other long-term assets	59
Total assets	$65,751

Accounts payable and other accrued liabilities	11,353
Current liabilities	$11,353

Deferred income taxes	5,096
Total liabilities	$16,449

The preliminary purchase price allocation resulted in goodwill of $7.8 million, which is not deductible for income tax purposes. Goodwill consists of expected synergies and cost savings from excess purchase price over identifiable intangible net assets, as well as intangible assets that do not qualify for separate recognition, such as assembled workforce. Other intangible assets consist of customer relationships and trade names. These are expected to be amortized over 10 and 2 years, respectively.
The purchase price allocation is preliminary and subject to revision. At this time, except for the items noted below, we do not expect material changes to the value of the assets acquired or liabilities assumed in conjunction with the VNS acquisition. Specifically, the following assets and liabilities are subject to change:

•	Intangible customer relationships and trade names

•	Deferred income tax assets and liabilities

•	Working capital adjustments

As BMC receives additional information during the measurement period, these assets and liabilities may be adjusted.

VNS recorded sales of $35.4 million, gross profit of $8.7 million and net income of $1.6 million for the three months ended September 30, 2015, and sales of $60.1 million, gross profit of $14.0 million and net income of $2.1 million for the period beginning May 1, 2015 through September 30, 2015.

Robert Bowden Inc. (RBI)

On September 1, 2015, BMC purchased certain assets (excluding cash) and assumed certain liabilities of Marietta, Georgia-based Robert Bowden Inc. (“RBI”) for an initial purchase price of $102.7 million in cash (subject to certain adjustments). RBI has three locations in the Atlanta, Georgia area, including its manufacturing facility in Marietta. RBI sells millwork and window products to homebuilders and residential contractors primarily in the Atlanta metro market. BMC funded the transaction through borrowings under the Revolver. The acquisition was accounted for using the acquisition method of accounting under ASC 805.

The preliminary allocation of fair value to assets and liabilities acquired on September 1, 2015 was as follows (thousands):

Receivables	$8,913
Inventory	6,702
Prepaid and other current assets	122
Current assets	$15,737

Property and equipment, net	5,524
Other intangibles	39,700
Goodwill	44,960
Total assets	$105,921

Accounts payable and other accrued liabilities	3,218
Total liabilities	$3,218

The preliminary purchase price allocation resulted in goodwill of $45.0 million, which is deductible for income tax purposes. Goodwill consists of expected synergies and cost savings from excess purchase price over identifiable intangible net assets, as well as intangible assets that do not qualify for separate recognition, such as assembled workforce. Other intangible assets consist of customer relationships and non-compete agreements. These are expected to be amortized over 10 and 3 years, respectively.
The purchase price allocation is preliminary and subject to revision. At this time, except for the items noted below, we do not expect material changes to the value of the assets acquired or liabilities assumed in conjunction with the RBI acquisition. Specifically, the following assets and liabilities are subject to change:

•	Intangible customer relationships and non-compete agreements

•	Working capital adjustments
As BMC receives additional information during the measurement period, these assets and liabilities may be adjusted.

RBI recorded sales of $7.3 million, gross profit of $2.6 million and net income of $0.6 million for the month of September 2015. These results are included in BMC’s unaudited consolidated statement of operations for three and nine months ended September 30, 2015.

4. Insurance Deductible Reserves

BMC retains the risk for workers compensation, automobile, general liability and construction defect claims up to the insurance deductibles. Insurance deductibles range from $0.5 million to $2.0 million per claim. Claims in excess of insurance deductibles are insured with third-party insurance providers.

The estimated cost of these claims up to the insurance deductibles is based on actuarial methods as provided by a third-party actuary. Estimated costs of these claims are subject to the nature and frequency of claims, medical cost inflation and changes in the insurance deductibles of the applicable insurance policies. Actual loss experience may differ from the actuarial assumptions. Revisions to insurance deductible reserves for estimated claims are recognized in the period such revisions are known and can be reasonably estimated.

Insurance deductible reserves are not discounted. These claims are expected to be paid over the next five years, however, some claim payments may be longer. Insurance deductible reserves are as follows (thousands):

	September 30, 2015			December 31, 2014
	Current	Long-term	Total	Current	Long-term	Total
Claims prior to 2010
Workers compensation	$844	$2,832	$3,676	$1,176	$3,410	$4,586
Workers compensation (1)	941	4,720	5,661	1,773	4,885	6,658
Auto	1	1	2	8	1	9
General liability	483	739	1,222	268	779	1,047
Construction defect	1,804	1,001	2,805	1,400	673	2,073
Total claims prior to 2010	$4,073	$9,293	$13,366	$4,625	$9,748	$14,373

Claims after 2010
Workers compensation	$9,761	$13,139	$22,900	$5,741	$10,373	$16,114
Workers compensation (1)	201	931	1,132	601	1,099	1,700
Auto	263	1,381	1,644	1,251	1,890	3,141
General liability	469	719	1,188	1,281	638	1,919
Construction defect	104	736	840	134	589	723
Total claims after 2010	$10,798	$16,906	$27,704	$9,008	$14,589	$23,597

	$14,871	$26,199	$41,070	$13,633	$24,337	$37,970

Miscellaneous	856	—	856	687	—	687
	$15,727	$26,199	$41,926	$14,320	$24,337	$38,657

(1) In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss for workers compensation claims incurred for 2006 through 2011 to a reinsurer.

Retroactive reinsurance contract

In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss of certain insurance deductible reserves for workers compensation claims incurred to another insurance provider, a reinsurer. BMC paid $11.1 million to the reinsurer to assume $8.3 million insurance deductible reserves for workers compensation claims incurred for 2006 through 2011 as of January 2015. Pursuant to the reinsurance contract, the reinsurer is obligated to pay an aggregate maximum of $17.5 million for these claims whereas claims in excess of this aggregate maximum, if any, will be BMC’s obligation.

The $11.1 million payment made to the reinsurer exceeded BMC’s $8.3 million insurance deductible reserve for these claims. Accordingly, BMC recorded an $8.3 million reinsurance receivable as an asset in BMC’s consolidated balance sheet which matches the liability for these claims and recognized $1.7 million expense net of tax in BMC’s unaudited consolidated statement of operations.

Changes in these claims are recorded in BMC’s consolidated balance sheet as an increase or decrease in the insurance deductible reserves and corresponding decrease or increase in the reinsurance receivable. The reinsurance receivable was $6.8 million as of September 30, 2015.

BMC regularly monitors the financial condition of its reinsurer under reinsurance contracts to minimize its exposure to significant losses from reinsurer insolvency. BMC does not believe it is exposed to any significant credit risk.

Letters of credit

BMC provides letters of credit to guarantee payment to BMC’s third-party insurance providers for these claims as well as cash collateral for certain of these letters of credit as follows (thousands):

	September 30, 2015					December 31, 2014
		Collateral					Collateral
	Claims	Letters of credit		Restricted cash		Claims	Letters of credit		Restricted cash
Claims prior to 2010	$13,366	$14,368	(1)	$15,097	(1)	$14,373	$34,368	(1)	$36,106	(1)

Claims after 2010	27,704	30,793		—		23,597	26,595		—
	$41,070	$45,161		$15,097		$37,970	$60,963		$36,106
Construction service performance bonding capacity and inventory	—	4,500		—		—	4,500		—
	$41,070	$49,661		$15,097		$37,970	$65,463		$36,106

(1) As a result of the reinsurance transaction, in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million.

Letters of credit are not required to be cash collateralized; however, uncollateralized letters of credit under BMC’s Revolver agreement reduce its Revolver availability. Cash may be retained in a separate bank account at 105% of the related claims.

5. Debt
Long-term debt consists of the following (thousands):

			Effective Interest Rate
			2015		2014
	September 30, 2015	December 31, 2014	Avg.	As of September 30	Avg.	As of December 31
Revolving credit agreement	$105,500	$—	2.1%	2.2%	n/a	n/a
Senior secured notes	250,000	250,000	9.2%	9.1%	9.0%	9.1%
Other	7,667	9,856	5.5%	4.8%	6.4%	5.7%
	363,167	259,856
Unamortized original issue discount	(725)	(907)
	362,442	258,949
Less:
Current portion of long-term debt	3,561	3,661
	$358,881	$255,288

Revolver

In June 2015, BMC entered into an amendment to increase availability under the Revolver from $125.0 million to $215.0 million, with no changes to its maturity. The Revolver was amended in anticipation of BMC’s increasing working capital requirements and the purchases of VNS and RBI. BMC incurred loan costs of $0.9 million as a result of the amendment. The loan cost will be amortized over the remaining term of the Revolver.

The $215.0 million Revolver is subject to availability and matures March 2018. The Revolver is secured by a first priority lien on certain working capital and may consist of both LIBOR and Prime based borrowings.

Variable interest rates are based on average availability for the prior quarter and are LIBOR plus 1.5% to 2.0% or Prime plus 0.50% to 1.0% based on the Revolver availability, plus applicable margin. The variable interest rate in effect at September 30, 2015 was LIBOR plus 1.5% or Prime plus 0.5%. The commitment fee for the unused portion ranged from 0.25% to 0.375%

based on average Revolver usage prior to the amendment. Effective June 2015, the commitment fee is 0.25%. Interest is paid monthly.

Revolver availability is subject to a borrowing base and is reduced by outstanding borrowings and letters of credit. The borrowing base generally includes 85% of certain accounts receivable plus 70% of certain inventory, minus an amount equal to three months of rent payable on all leased real property and warehouses where inventory is located. BMC’s borrowing base ranged from $56.9 million to $145.3 million during the three months ended September 30, 2015.

As of September 30, 2015, there was $105.5 million outstanding under BMC’s Revolver and availability was $56.9 million. As of December 31, 2014, there were no amounts outstanding under the Revolver and availability was $89.0 million.

Letters of credit under the Revolver agreement guarantee payment to third-party insurance providers for claims after January 2010 and guarantee construction performance and certain inventory purchases. These letters of credit were $35.3 million as of September 30, 2015 and $31.1 million as of December 31, 2014. The interest rate ranges from 0.75% to 1.25% plus a fronting fee of 0.125%. Interest is paid monthly.

Senior Secured Notes

The Notes mature in September 2018. The Notes are secured by a first priority lien on certain property and equipment and a subordinate lien on certain assets. The Notes are guaranteed by each of BMC’s subsidiaries. As of September 30, 2015, there was $250.0 million of principal outstanding under the Notes.

The interest rate is fixed at 9.0% and is payable semiannually in March and September.

BMC may redeem the Notes at a redemption price of 106.75% beginning September 2015 declining to 103.375% beginning September 2016. Redemption prices are reduced to par value in September 2017.

In connection with the September 2013 refinancing, BMC incurred:

•	$10.8 million deferred loan costs; and

◦	$1.2 million original issue discount.

These costs are amortized over the remaining term of the Notes and recorded as interest expense in the unaudited consolidated statement of operations. Amortization expense for deferred loan costs was $0.6 million and $1.8 million for the three and nine months ended September 30, 2015 and $0.6 million and $1.7 million for the three and nine months ended September 30, 2014. Amortization expense for original issue discount was $0.2 million for the nine months ended September 30, 2015 and $0.2 million for the nine months ended September 30, 2014. Amortization expense for original issue discount for the three months ended September 30, 2015 and 2014, respectively, was not material.

Letters of credit facility

Letters of credit under the Letter of Credit Facility guarantee payment to third-party insurance providers for claims prior to January 2010. These letters of credit were $14.4 million as of September 30, 2015 and $34.4 million as of December 31, 2014. The interest rate or fee is 0.75% plus a fronting fee of 1.25%. Interest is paid monthly.

Cash may be retained in a separate bank account at 105% collateral. Restricted cash used as collateral on these letters of credit was $15.1 million as of September 30, 2015 and $36.1 million as of December 31, 2014.

Other

Other long-term debt consists of $7.1 million term notes secured by delivery and handling equipment with various maturities through April 2019 and a $0.5 million term note secured by real property with a maturity of March 2021. The interest rates range from 4.6% to 8.4%. Interest is paid monthly.

Covenants and maturities

The Revolver agreement and indenture for the Notes restrict BMC’s ability to incur restricted payments such as additional indebtedness, create or incur liens, enter into transactions with affiliates, enter into agreements restricting BMC’s subsidiaries ability to pay dividends, make loans or investments, pay dividends, repurchase shares, enter into mergers or acquisitions, use proceeds from equity offerings and sell assets. Compliance with a minimum fixed charge coverage ratio is required before and after these restricted payments as well as in the event Revolver availability is less than $20.0 million. Operating results, particularly income from operations, is a primary factor for this covenant, and BMC’s ability to comply with this covenant depends on its operating performance. As of September 30, 2015, our Revolver availability was in excess of $20.0 million and a minimum fixed charge coverage ratio was not required.

Scheduled maturities of long-term debt were as follows (thousands):

2015	$1,401
2016	2,778
2017	1,970
2018	356,744
2019	145
Thereafter	129
$363,167

6. Headquarters Relocation
In May 2014, BMC announced its plan to relocate its headquarters from Boise, Idaho to Atlanta, Georgia. The decision to relocate reflects the need to fill key management positions to support growth and expand geographically and this requires a more central location with a larger population base and fully accessible air travel.

The relocation will occur in phases over time with the executive team moving immediately. The relocation is expected to be substantially complete no later than December 2016.

BMC expects to incur the following costs in connection with this relocation (thousands):

	Total	Recognized through September 30, 2015	Remaining Costs to be Recognized
Cash charges
Employee:
Retention	$5,000	$2,590	$2,410
Severance	1,500	670	830
Recruiting	1,000	510	490
Relocation	2,000	841	1,159
Professional fees	500	254	246
Other	2,000	—	2,000
	$12,000	$4,865	$7,135

Activity was as follows (thousands):

	2015
	Accrued Charges at December 31, 2014	Charges	Payments	Accrued Charges at September 30, 2015
Cash charges
Employee:
Retention	$1,253	$1,337	$(431)	$2,159
Severance	212	413	(215)	410
Recruiting	25	215	(240)	—
Relocation	—	841	(841)	—
Professional fees	—	5	(5)	—
Other	—	—	—	—
	$1,490	$2,811	$(1,732)	$2,569

Employee retention charges are recognized ratably over the required service periods. Severance, recruiting, relocation and professional fees are recognized in the period incurred. Cash and non-cash charges are recognized in selling, general and administrative expenses. BMC expects the remaining costs to be incurred through 2016.

These costs may change as management executes the approved plan. Revisions to these estimated costs will be recognized in the period such revisions become known.

7. Income Taxes

BMC’s estimated annual effective tax rate is used to allocate expected annual income tax expense to interim periods. Income tax (expense) benefit and effective rates were as follows (thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
		Effective Rate		Effective Rate		Effective Rate		Effective Rate
Income tax (expense) benefit	$(4,168)	(50.7)%	$(4,935)	(39.6)%	$(3,299)	(55.8)%	$66,809	287.1%

BMC’s effective tax rate for the nine months ending September 30, 2015 was 55.8% and comprised of federal and state income tax rates, adjusted for projected permanent differences.

BMC recognized income tax expense of $3.3 million and income tax benefit of $66.8 million for the nine months ended September 30, 2015 and September 30, 2014, respectively. The income tax benefit of $66.8 million in 2014 was recognized at the time of reversal of the valuation allowance, a discrete item on BMC’s deferred tax assets, offset by income tax expense for federal and certain states for the nine months ended September 30, 2014.

No valuation allowance was recorded as of September 30, 2015 or December 31, 2014. BMC evaluated positive and negative evidence to assess whether sufficient future taxable income would be generated to realize the existing deferred tax assets as of September 30, 2015 and December 31, 2014. As part of its evaluation, BMC considered its growth over the preceding few years both organically and through acquisitions, with revenues exceeding $1.3 billion in 2014 and $1.2 billion in 2013, and the consolidated profit before tax in 2013 and 2014. BMC also considered the history of its cumulative pre-tax income since 2012, adjusted for permanent items and taxable income in 2013 and 2014, in its assessment for determining a need for valuation allowance. Over the past three years, taxable income before net operating loss deductions has differed from pre-tax income due primarily to timing differences of deductions related to depreciation of fixed assets and amortization of intangibles.

Factors contributing additional positive evidence to support no valuation allowance as of September 30, 2015 included: (i) $28.5 million in pre-tax income for the full year ended December 31, 2014; (ii) cumulative pre-tax income for the three years ended September 30, 2015; (iii) the May 1, 2015 acquisition of VNS, which had no prior history of net operating loss or unused tax credit carryforwards under federal and state tax law; (iv) the September 1, 2015 acquisition of RBI, an entity with three years of consistent pre-tax income; (v) steadily improving economic indicators such as permit activity, single-family starts and completions in BMC’s markets; (vi) projected future taxable income based on positive financial indicators compared to the prior year; and (vii) no history of expiring tax attributes. Contributing to projected future taxable income were increases in sales, gross margin and sales backlog, as well as external factors, such as growth in home sales and prices and macroeconomic reports indicating falling unemployment, low interest rates and high housing affordability. The negative evidence considered in BMC’s assessment as of September 30, 2015 included: (i) unsettled circumstances associated with the general economy and housing market, as well as mortgage credit availability; (ii) Section 382 limitations related to federal net operating losses; and (iii) no taxable income in the carryback periods. Based upon BMC’s evaluation of the above positive and negative evidence, BMC concluded that it was more likely than not that its net deferred tax assets of $61.8 million as of September 30, 2015 would be realized.

BMC performed a similar analysis to assess if sufficient future taxable income would be generated to recognize the existing deferred tax assets as of December 31, 2014. BMC considered all available evidence, both positive and negative, and based on the weight of that evidence BMC determined that no valuation allowance for the deferred tax assets was needed as of December 31, 2014.

BMC accounts for excess tax benefits related to share-based compensation using the “with-and-without” method. As a result, these excess tax benefits are recognized after using limited operating loss carryforwards. Excess tax benefits that result in a reduction to income taxes payable under this method are recognized as a component of shareholders’ equity. These excess tax benefits recognized were $0.4 million for the nine months ended September 30, 2015 and $0.8 million for the nine months ended September 30, 2014.

Unrecognized tax benefits

BMC’s estimate of the potential outcome of any uncertain tax issue is subject to BMC’s assessment of relevant risks, facts and circumstances at the time. A more-likely-than-not threshold is required for measurement and recognition of tax positions taken or expected to be taken in a tax return. BMC recognizes a liability for the difference between the benefit recognized and the tax position taken or expected to be taken on the tax return. Revisions of estimated tax liabilities are recognized in the period such revisions are known and can be reasonably estimated. There were no unrecognized tax benefits as of September 30, 2015 and December 31, 2014. BMC also recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. No interest income was recognized for the nine months ended September 30, 2015 and September 30, 2014, respectively.

BMC’s income tax compliance is periodically examined by various taxing authorities. BMC’s tax returns for 2011 to 2014 are open for future examination. BMC believes that the ultimate results of examinations, if any, will not have an adverse effect on BMC’s financial condition, results of operations or cash flows.

8. Fair Values of Assets and Liabilities

BMC has no assets or liabilities measured at fair value on a recurring basis; however, from time to time BMC may be required to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost or market accounting or write-downs of individual assets.

BMC’s debt agreements provide a $215.0 million Revolver subject to borrowing base limitations maturing in March 2018 and $250.0 million Notes maturing in September 2018. As of September 30, 2015, there were $105.5 million borrowings outstanding under the Revolver and $250.0 million outstanding under the Notes.

BMC’s remaining debt consists of Notes, other long-term debt and obligations under equipment leases and is comprised of fixed interest rates.

The estimated market value of the Revolver approximates the carrying amount as the Revolver contains variable interest rates based on LIBOR or Prime and applicable margins. As such, the fair value of the Revolver was classified as a Level 2 measurement in accordance with ASC 820, Fair Value Measurements and Disclosures (ASC 820).

The estimated market value of BMC’s Notes is $13.3 million more than the carrying amount. The fair value is based on the institutional trading activity adjusted for liquidity. As such, the fair value of the Notes was classified as a Level 2 measurement in accordance with ASC 820. Additionally, based on interest rates available to us, the estimated market value of BMC’s other long-term debt and obligations under equipment leases approximates the carrying amount.

9. Commitments and Contingent Liabilities

Legal proceedings

Claims in excess of insurance deductibles are insured with third-party insurance providers. BMC is involved in litigation and other legal matters arising in the normal course of business.

From time to time, various claims, legal proceedings and litigation are asserted or commenced against BMC principally arising from automobile accidents, construction defect claims, tort claims, contract claims, employment related and other disputes. In determining loss contingencies, BMC considers the likelihood of loss, as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recognized when it is considered probable that such liability has been incurred and when the amount of loss can be reasonably estimated. It is not certain that BMC will prevail in these matters; however, BMC does not believe that the ultimate outcome of any pending matters will have a significant adverse effect on BMC’s results of operations, financial position or cash flows.

10. Changes in Working Capital, Net

Net cash provided by (used by) operating activities for changes in working capital, net of effects of acquisitions, are as follows (thousands):

	Nine Months Ended September 30,
	2015	2014
Changes in working capital, net:
Receivables, net	$(41,985)	$(20,711)
Inventory	(9,006)	(13,289)
Unbilled receivables	(5,727)	(3,431)
Income tax receivable	(2,484)	—
Prepaid expenses and other current assets	(619)	(5,477)
Accounts payable	18,085	11,809
Accrued compensation	5,284	3,670
Billings in excess of costs and estimated earnings	3,409	4,141
Interest payable	(5,735)	(5,515)
Current portion insurance deductible reserves	1,407	1,789
Other accrued liabilities	6,823	2,424
	$(30,548)	$(24,590)